EXHIBIT (8)(g)(1)
Amendment No. 2 to Participation Agreement (MFS)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
     Pursuant to the Participation Agreement, made and entered into as of the 29th day of November 1996, and amended on May 1, 1997, by and among MFS® Variable Insurance Trustsm, Merrill Lynch Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect as of April 3, 2000.

MERRILL LYNCH LIFE INSURANCE COMPANY
By its authorized officer,

By: Title:	/s/ [ILLEGIBLE] Senior V.P.
Date:

MFS® VARIABLE INSURANCE TRUSTsm
By its authorized officer,

By:	/s/ James R. Bordewick, Jr. James R. Bordewick, Jr. Assistant Secretary

Date:

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Jeffrey L. Shames Jeffrey L. Shames Chairman and Chief Executive Officer

Date:

As of April 3, 2000
SCHEDULE A
ACCOUNTS, POLICIES AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate
Account and Date	Policies Funded	Portfolios
Established by Board of Directors	by Separate Account	Applicable to Policies
Merrill Lynch Life Variable Annuity Separate Account A (8/6/91)	Merrill Lynch Retirement Plus	MFS Emerging Growth Series MFS Research Series

	Merrill Lynch Retirement Power	MFS Emerging Growth Series MFS Growth with Income Series

Merrill Lynch Variable Life Separate Account (11/19/90)	Merrill Lynch w Investor Life w Investor Life Plus w Estate Investor I w Estate Investor II	MFS Emerging Growth Series MFS Research Series

Merrill Lynch Life Variable Life Separate Account II (11/19/90)	Prime Plan V, VI, 7 Prime Plan Investor	MFS Emerging Growth Series MFS Research Series